LIFE PARTNERS REPORTS 215% EARNINGS INCREASE FOR FY 2007

WACO, TX — April 17, 2007 — Life Partners Holdings, Inc. (NASDAQ GM: LPHI), parent company of Life Partners, Inc., today announced it expects to report an increase of 215% in net income for its 2007 fiscal year ended February 28, 2007. The Company expects to report net income of approximately $3.6 million or $0.38 per share compared to $1.14 million or $0.12 per share reported for its 2006 fiscal year. Life Partners also expects to report a 49% increase in revenues for the 2007 fiscal year while total business volume, as measured in policy face values transacted, increased by 73% over last year to $151 million.

Earnings for the year were driven by an exceptional increase in net income beginning in the third quarter and continuing into the fourth quarter. For the fourth quarter, Life Partners expects to report a 1,920% increase in net income of approximately $2.1 million or $0.22 per share on $9.7 million in revenues compared to $104 thousand or $0.01 per share on $5.5 million in revenues for the fourth quarter last year.

Key financial results which the Company expects to report are:

FISCAL YEAR
	FY 2007	FY 2006
Revenues	$30.0 million	$20.1 million
Income from Operations	$4.8 million	$1.9 million
Pre-tax Income	$4.7 million	$2.0 million
Net Income	$3.6 million	$1.1 million
Earnings Per Share (basic and diluted)	$0.38 per share	$0.12 per share

FOURTH QUARTER
	Q4 2007	Q4 2006
Revenues	$9.7 million	$5.5 million
Income from Operations	$2.3 million	$1.0 million
Pre-tax Income	$3.0 million	$0.4 million
Net Income	$2.1 million	$0.1 million
Earnings Per Share (basic and diluted)	$0.22 per share	$0.01 per share

Brian Pardo, Chief Executive Officer, said, "We are exceptionally pleased with these results and the exponential growth in revenues and net income which we have experienced, especially over the last two quarters. Individual and institutional investors have strong interest in life settlements because their returns are not correlated with the equity or bond markets, while a growing number of financially sophisticated seniors are realizing the benefits of selling their policies. As the only publicly traded life settlement provider, we are uniquely situated to provide the level of service and financial transparency that sophisticated financial advisors recommend. Based on these financial results and our internal projections, we expect this growth trend to continue during the remainder of the current fiscal year.”

The Company plans to officially report its earnings in its Form 10-KSB to be filed with the Securities and Exchange Commission on or about May 28, 2007.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called life settlements. Since its incorporation in 1991, Life Partners has generated a total business volume of approximately $700 million in face value of policies for its worldwide client base of over 15,000 high net worth individuals and institutions.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, and projected total business volume, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT:
Shareholder Relations (254) 751-7797
or info@lifepartnersinc.com

Visit our website at: www.lphi.com